CONTACT:                                                  FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


           BLYTH, INC. OUTLINES 2ND QUARTER FISCAL YEAR 2002 GUIDANCE


GREENWICH, CT, USA, May 24, 2001: Blyth, Inc. (NYSE:BTH), today announced that, based on management's expectations at this time, it anticipates reporting second quarter Earnings Per Share below year ago levels. Earnings Per Share are anticipated to be between $.31 and $.35 in the second quarter versus $.39 a year ago.

The factors previously cited for the Company's lower sales in the first quarter of this year versus the prior year period may impact sales during the second quarter as well, though stronger results later in the year are anticipated. Management believes that, for the full year, solid sales growth will be achieved, resulting in full-year Earnings Per Share of approximately $2.00.

Commenting on the earnings projections, Robert B. Goergen, Chairman of the Board and CEO, said, "The new product development team formed at PartyLite last fall is producing strong new product lines, most of which are currently in the production pipeline. Beginning with Summer Spectacular and continuing in the Holiday 2001 product lines, PartyLite sales consultants will see a substantial improvement in both products and catalogue presentation. Management believes that these new offerings will be received enthusiastically and will help PartyLite sales consultants achieve their goals as they work to build their businesses."

Mr. Goergen continued to say, "As has been the case in recent quarters, the effect of weakened European currencies is expected to continue in the second quarter and impact reported sales. Nevertheless, based on our expectations for the second half, we remain comfortable with our previous full-year guidance."

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's Original Recipe(TM) and Carolina Designs(R) brands and in the mass retail channel under the Ambria(TM), Florasense(R) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of creative expressions and Foodservice products, including decorative seasonal products under the Midwest of Cannon Falls(R) and

Impact(TM) brand names, paper-related products under the Jeanmarie(R) brand and tabletop illumination products and portable heating fuel for the hotel, restaurant and catering trade, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. Net Sales for the twelve months ended April 30, 2001 totaled $1,167 million.

Blyth, Inc. may be found on the Internet at WWW.BLYTHINC.COM.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2001.


                                       ###